Exhibit 10.2

      Loan Agreement between Netfabric and Macrocom, dated October 14, 2004


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                           MEMORANDUM OF UNDERSTANDING
                                 LOAN AGREEMENT

It is hereby understood and agreed between Macrocom Investors, LLC and Netfabric Corporation, that Macrocom Investors, LLC will provide to Netfabric Corporation a loan, in the amount of $500,000.00 under the following conditions:

1. Amount of the loan is $500,000.00 of which $100,000.00 will be given to Netfabric upon execution of this Memorandum Of Understanding and the balance will be given to the Company upon satisfaction of the conditions presented herein.

2. Term of the loan is 180 days from the date of the execution of the Loan Agreement and receipt of the loan proceeds by Netfabric.

3.   Interest is 5% annually, payable in cash at the maturity date of the loan.

4. As additional consideration for the loan, Macrocom shall receive 250,000 shares of Post-Closing stock ("Consideration Shares"), to be delivered to Macrocom within thirty (30) days after the effective date of the Merger.

5. Security deposit in the amount of $500,000.00, will be deducted from the proceeds of the Stock Purchase as agreed to in the Financing Agreement of July 22, 2004 between Macrocom and Netfabric and deposited into an escrow account as designated by Macrocom.

6. Prior to or at the maturity date of the loan, at the sole discretion of Macrocom, the loan can be converted into Post-Closing Stock, at the conversion price of $0.50 per share.

7. Unless Macrocom elects to convert the loan prior to the maturity date, Macrocom will advise Netfabric, 15 days prior to maturity date, whether it elects the repayment of the loan to be in cash or stock.

8. Remittance of the loan proceeds by Macrocom to Netfabric is subject to material evidence that Netfabric has executed a share exchange agreement with the public entity of its choice but subject to acceptance of said entity by Macrocom and compliance with the shell characteristics stipulated in the Financing Agreement of July, 22, 2004.

9. Prior to execution of the Loan Agreement Netfabric will provide Financial Statements as of September 30, 2004 and a certified schedule of the use of proceeds of the loan, to be incorporated in the Loan Agreement as Representations and Warranties by Netfabric, along with the documents already provided to Macrocom as part of the prior due diligence, of which some are incomplete and require completion.

10. Within thirty days after the effective date of the Merger, 1,000,000 shares of Post-Closing stock ("Conversion Shares") will be deposited with an escrow agent designated by Macrocom concurrently with delivery of 250,000 Consideration Shares remitted to Macrocom, as per 4. above.

11. Consideration Shares and Conversion Shares are subject to piggyback registration rights.

12. This loan is subject to the valuation agreed upon between Netfabric and Macrocom in the Financing Agreement of July 22, 2004. Should the valuation change after the execution of this Memorandum of Understanding the consideration and conversion price will be adjusted accordingly.

Agreed to:
Date:  October 14, 2004

Macrocom Investors, LLC                          Netfabric Corporation

By:                                              By:
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